    As filed with the Securities and Exchange Commission on February 3, 2000
                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      -------------------------------------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                      -------------------------------------

                             USA TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

 Pennsylvania                           7359                   23-2679963
(State or other            (Primary Standard Industrial     (I.R.S. Employer
jurisdiction of             Classification Code Number)    Identification No.)
incorporation or
organization)
                                200 Plant Avenue
                            Wayne, Pennsylvania 19087
              (Address of principal executive offices and zip code)

--------------------------------------------------------------------------------

                      ROBERT McGARRAH CONSULTING AGREEMENT
                            (full title of the plan)

--------------------------------------------------------------------------------

                              George R. Jensen, Jr.
                             Chief Executive Officer
                             USA Technologies, Inc.
                                200 Plant Avenue
                            Wayne, Pennsylvania 19087
                                 (610) 989-0340
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  Copies to:
                           Douglas M. Lurio, Esquire
                           Lurio & Associates, P.C.
                              One Commerce Square
                         2005 Market Street, Suite 2340
                             Philadelphia, PA 19103
                                 (215) 665-9300

       -----------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

 Title of                      Proposed          Proposed
Securities       Amount         Maximum           Maximum          Amount of
  to be           to be     Offering Price       Aggregate       Registration
 Offered       Registered    Per share (1)   Offering Price (1)     Fee(1)
 -------       ----------    -------------   ------------------    --------

Common Stock     10,000         $4.00             $40,000           $10.96

(1) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h), the offering price is based upon the average of the bid and asked price for the Common Stock on the OTC Electronic Bulletin Board on February 1, 2000. The registration fee represents .000274 of the proposed maximum aggregate offering price.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The documents listed in (a) through (d) below are incorporated by reference in the Registration Statement and made a part hereof. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


         (a) The Registrant's annual report on Form 10-KSB for the fiscal year ended June 30, 1999;

         (b) The Registrant's current report on Form 8-K filed on November 2, 1999;

         (c) The Registrant's current report on Form 8-K filed on December 2, 1999; and

         (d) The Registrant's Form 10-QSB Quarterly Report for the quarterly period ended September 30, 1999.

Recent Developments

         During the second quarter of fiscal year 2000, the Company continued to incur operating losses. The Company anticipates incurring operating losses through at least the end of fiscal year 2000.


Item 4.  Description of Securities

         The Company is proceeding with the registration of 10,000 shares of Common Stock pursuant to a consulting agreement with Robert McGarrah dated January 12, 2000. These shares are being issued for services to be rendered to the Company by Robert McGarrah.

         The Company is authorized to issue up to 62,000,000 shares of Common Stock, no par value ("Common Stock"), and 1,800,000 shares of undesignated Preferred Stock, 1,200,000 of which has been designated Series A Convertible Preferred Stock, no par value ("Series A Preferred Stock") and 350,000 shares of which has been designated Series B Equity Participating Preferred Stock, no par value ("Series B Preferred Stock").

         As of September 30, 1999, there were 6,629,934 shares of Common Stock issued and outstanding.

         The foregoing amount does not reflect shares of Common Stock issuable by the Company upon the conversion of the Series A Preferred Stock or any accrued and unpaid dividends thereon. As of September 30, 1999, 625,077 shares of Series A Preferred Stock were issued and outstanding and are convertible into 625,077 shares of Common Stock. As of September 30, 1999, there were $3,704,254 of accrued and unpaid dividends on the Series A Preferred Stock which are convertible into 370,425 shares of Common Stock. As of September 30, 1999, a total of 486,073 shares of Series A Preferred Stock have been converted into 562,536 shares of Common Stock and accrued and unpaid dividends thereon have been converted into 217,344 shares of Common Stock. As of September 30, 1999 there were no shares of Series B Preferred Stock issued and outstanding.

         The foregoing amount also does not include the Common Stock issuable upon the exercise of the remaining 67,300 1995 Warrants, 86,800 1996 Warrants, 4,000 1996-B Warrants, 1,500 1997 Warrants, 4,000 1998-A Warrants, 5,000 1998-B
Warrants, 797,600 1999-A Warrants, or the 110,000 Warrants held by affiliates and/or consultants to GEM Advisors, Inc., issued and outstanding as of September 30, 1999.

         The foregoing amount also does not include the Common Stock issuable upon the exercise of the outstanding stock options or purchase rights to acquire Common Stock. As of September 30, 1999, there was a total of 11,740 Common Stock Purchase Rights outstanding at a price of $10.00 per share. As of September 30, 1999, there was a total of 947,100 options outstanding to purchase Common Stock at exercise prices ranging from $.50 to $5.00 per share, of which 738,767 were vested. Many of the options and purchase rights granted were issued at or above fair market value on the date of grant, and those that were issued below fair market value have resulted in an appropriate charge against earnings during the period the options were issued.

         The foregoing amount also does not include 356 units sold by the Company pursuant to a private placement offering in October, November and December 1999. Each $10,000 unit consisted of 10,000 shares of Common Stock and 10,000 1999-B Warrants. Each Warrant entitles the holder to purchase one share of restricted Common Stock for $2.00 at any time on or before June 1, 2000. Pursuant to the private placement offering, the Company has issued 3,560,000 shares of Common Stock and 3,560,000 1999-B Warrants.

         The foregoing also does not include 66,263 shares of Common Stock which were issued to employees of the Company in October 1999.

         The foregoing also does not include options to purchase up to 90,000 shares of Common Stock which were issued to officers of the Company in November 1999.

         The foregoing does not include 10,000 shares of Common Stock issued to a consultant in January 2000.

         The foregoing does not include 150,000 shares of Common Stock issued to attorneys for legal services rendered to the Company.

         The foregoing does not include 35,000 shares of Common Stock which the Company agreed to issue to consultants in January 2000.

         All of the numbers of issued and outstanding shares, warrants, and options as well as the exercise prices thereof contained herein have been adjusted for the 1-for-10 reverse stock split of the Common Stock which occurred on June 7, 1999.

         The holder of each share of Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders of the Company, including the election of directors. There is no cumulative voting for directors.

         The holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for payment of dividends. No dividends may be paid on the Common Stock until all accumulated and unpaid cumulative dividends on the Series A Preferred Stock have been paid. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all assets of the Company available for distribution, subject to the liquidation preference of the Series A Preferred Stock of $10.00 per share and any unpaid and accumulated dividends on the Series A Preferred Stock. Shareholders of the Company do not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of the Company.

Item 5.  Interests of Named Experts and Counsel

         Douglas M. Lurio, Esquire, President of Lurio & Associates, P.C, general counsel to the Company, serves as a Director of the Company. Mr. Lurio is the beneficial owner of 63,213 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers

         Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the Company and to purchase and maintain insurance of such indemnification. The Company's By-laws substantively provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.

         Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to Federal, state or local law. The Company's By-laws eliminate the personal liability of the directors to the fullest extent permitted by
Section 1713 of the BCL.


Item 7.  Exemption from Registration Claimed

         Not applicable.


Item 8.  Exhibits

         The following Exhibits are filed as part of this Registration
Statement:

5        Opinion of Lurio & Associates, P.C.

23.1     Consent of Lurio & Associates, P.C. (included in the opinion filed as
         Exhibit 5 hereto.)

23.2     Consent of Ernst & Young LLP, Independent Auditors.

28 Consulting Agreement between Robert McGarrah and USA Technologies, Inc. dated January 12, 2000.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually in the aggregate, represent a fundamental change in the information in the registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Except that, subparagraph (i) and (ii) of this paragraph do not apply provided that the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the issuer under the Securities Exchange Act of 1934.

              (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on February 3, 2000.

                                    USA TECHNOLOGIES, INC.


                           By:      /s/ George R. Jensen, Jr.
                                    -------------------------------------
                                    George R. Jensen, Jr.,
                                    Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons in the capacities and on the date indicated.

         Signature                                   Title                                  Date
         ---------                                  -----                                  ----

/s/ George R. Jensen, Jr.                    Chairman of the Board                      February 3, 2000
---------------------------                  and Chief Executive Officer,
George R. Jensen, Jr.                        (Principal Executive Officer)


/s/ Stephen P. Herbert                       President, Chief Operating                 February 3, 2000
---------------------------                  Officer, Director
Stephen P. Herbert


/s/ Leland P. Maxwell                        Senior Vice President, Chief               February 3, 2000
---------------------------                  Financial Officer, Treasurer
Leland P. Maxwell                            (Principal Accounting Officer)


/s/ William W. Sellers
---------------------------                  Director                                   February 3, 2000
William W. Sellers


/s/ Peter G. Kapourelos                      Director                                   February 3, 2000
---------------------------
Peter G. Kapourelos


                                             Director                                   February _, 2000
---------------------------
Henry B. duPont Smith

                                             Director                                   February _, 2000
---------------------------
William L. Van Alen, Jr.

                                             Director                                   February _, 2000
---------------------------
Steven Katz


/s/ Douglas M. Lurio                         Director                                   February 3, 2000
---------------------------
Douglas M. Lurio

                                             Director                                   February _, 2000
---------------------------
Edwin R. Boynton



                                  EXHIBIT INDEX



Exhibit No.                Description                                  Page No.
-----------                -----------                                  --------

5                          Opinion of Lurio & Associates, P,C.

23.1                       Consent of Lurio & Associates, P,C.
                           (included in the opinion filed
                           as Exhibit 5 hereto)

23.2                       Consent of Independent Auditors

28                         Consulting Agreement between
                           Robert McGarrah and USA
                           Technologies, Inc. dated
                           January 12, 2000